Exhibit 99.1

DATE: December 5, 2000

FROM:                                             FOR:
Padilla Speer Beardsley Inc.                      MEDTOX Scientific, Inc.
224 Franklin Avenue West                          402 West County Road D
Minneapolis, MN  55404                            St. Paul, MN  55112

John Mackay (612) 871-8877                        James Lockhart (651) 286-6225

                              FOR IMMEDIATE RELEASE

   MEDTOX SCIENTIFIC TO TAKE $500,000 CHARGE AGAINST FOURTH-QUARTER EARNINGS

o   Reflects Reserve Against Bankruptcy Filing by Two Large Customers
o   Medtox Comfortable With Operating Earnings Estimate of $4.1 million in 2001

ST. PAUL, December 5 - MEDTOX Scientific, Inc. (AMEX-TOX) today announced that it will take a $500,000 charge against earnings in the quarter ended December 31, 2000. The reserve is for potential losses attributable to the Chapter 11 bankruptcy filings reported earlier in 2000 by both Safety-Kleen Corp and Southern Medical Arts Companies. Neither company has filed its Plan of Reorganization at this time. This charge will more then likely eliminate any potential profits for the fourth quarter.

         Richard Braun the company's CEO said "The company's receivables remain solid with the days sales outstanding ("DSO") on gross revenues still below 60 days even including the receivables from these two customers, which is consistent with the DSO for the previous two years. At the same time, the company's bad debt expense (including the charge for these two receivables) is still less the 2% of gross sales, which is also consistent with prior periods." Both these metrics are well below those reported by other national laboratories in their public filings.

         Braun also noted that "The company does not anticipate these charges negatively affecting revenues and earnings in 2001. In fact, both customers remain as clients, and subsequent to bankruptcy filings, are current on their obligations to the company. We continue to be very comfortable with the operating earnings estimate of $4.1 million that has been reported by the analysts for calendar 2001."

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         MEDTOX  Scientific,  Inc.,  headquartered  in  St.  Paul,  Minn.,  is a provider of high quality laboratory and on-site/ point-of-care testing devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/ point-of-care analysis for drugs of abuse, therapeutic drugs and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is also a leader in providing esoteric
toxicology  services  to  hospitals  and  laboratories   nationwide.   For  more
information see http//www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. A fuller discussion of factors that may cause such results to differ are identified on page three of the Company's 1999 annual report on Form 10-K and incorporated herein by reference.

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